Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP
ANNOUNCES SECOND QUARTER 2007 RESULTS
FLINT, MICHIGAN, July 19, 2007 -— Citizens Republic Bancorp (NASDAQ: CRBC) announced today net income of $9.6 million for the three months ended June 30, 2007, which includes a credit-related charge and restructuring and merger-related expenses associated with the Republic Bancorp Inc. (“Republic”) merger. The results for the second quarter of 2007 represent a decrease of $21.9 million from the first quarter of 2007 net income of $31.5 million and a decrease of $11.3 million from the second quarter of 2006 net income of $20.9 million, which does not include Republic activity. Diluted net income per share was $0.13, compared with $0.41 for the first quarter of 2007 and $0.49 for the same quarter of last year. Annualized returns on average assets and average equity during the second quarter of 2007 were 0.29% and 2.49%, respectively, compared with 0.94% and 8.23% for the first quarter of 2007 and 1.09% and 12.96% for the same quarter of 2006.
Net income for the first six months of 2007 totaled $41.1 million or $0.54 per diluted share, which represents a decrease in net income of $0.6 million and $0.43 per diluted share over the same period of 2006. The results for the first six months of 2006 did not incorporate Republic activity.
Core operating earnings, which exclude restructuring and merger-related expenses and amortization of core deposit intangibles, were $0.18 per diluted share for the second quarter of 2007, a decrease of $0.29 from the first quarter of 2007 and a decline of $0.32 from the second quarter of 2006. Annualized core operating earnings to average tangible assets and annualized core operating earnings to average tangible equity for the second quarter of 2007 were 0.44% and 7.39%, respectively, compared with 1.15% and 19.92% for the first quarter of 2007 and 1.13% and 14.63% for the second quarter of 2006. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 17.
“Our second quarter operating results were dramatically impacted by the Midwest economy and continued deterioration of the commercial real estate markets, particularly land development and construction. However, we believe that our proven credit culture and processes will enable us to improve the quality of this portfolio over time,” stated William R. Hartman, chief executive officer and president. “While we are disappointed with the second quarter results, we are very pleased with many of our accomplishments during the quarter. We successfully completed our computer system conversion at the end of April and are on track to achieve our projected annual cost savings. On the revenue side, we began recognizing some revenue synergies and are excited with the early results of our new branch operating model which was implemented in the first quarter of 2007,” continued Hartman.
Key Merger and Performance Highlights in the Quarter:
•	The press release issued by Citizens on June 27, 2007 reported projected credit metrics for the second quarter of 2007. The final credit metrics for the quarter were as follows. Additional information is provided in the “Credit Quality” section of this release.
o	The provision for loan losses totaled $31.9 million, compared with a projection of $30 to $35 million. This represents an increase of $28.4 million over the first quarter of 2007.

o	Net charge-offs totaled $20.0 million, compared with a projection of $20 million to $25 million. This represents an increase of $16.6 million over the first quarter of 2007.

o	Nonperforming loans totaled $116.4 million, an increase of $25.9 million over the first quarter of 2007, compared with the projected increase of $20 to $25 million.

•	On April 27, 2007 Citizens successfully completed its computer system conversion for all legacy Republic locations, consolidated nineteen branches, and completed the divestiture of seven Republic branches in the Flint, Michigan market.
•	Citizens recorded restructuring and merger-related expenses of $3.4 million related to additional employee severance and retention, system conversion, training, and client communications regarding product changes.
•	Citizens incurred additional expenses of $4.6 million in compensation, an advertising campaign to build awareness of the Citizens’ brand, and other expenses related to integration activities which were not treated as restructuring or merger-related.
•	Citizens is on track to achieve the annual cost savings of $31.0 million identified with the merger, with 70% of the savings expected to be realized in 2007 and 100% in 2008 and thereafter. For example, Citizens’ full-time equivalent employee count declined 387 or 14.2% from March 31, 2007.
•	Commercial loans in the Wisconsin markets totaled $665.5 million, an increase of $40.4 million or 6.5% over March 31, 2007.
•	During the second quarter of 2007, Citizens began to recognize the impact of revenue synergies from the merger. The combined organization has shown improvement in treasury management, small-business administration (SBA) lending, and wealth management.
o	Treasury management sales totaled $0.7 million, an increase of $0.4 million or 171% over the first quarter of 2007.

o	SBA loan bookings exceeded $25.0 million, an increase of $17.3 million or 222% over the first quarter of 2007.

o	Brokerage and investment fees totaled $2.2 million, an increase of 41% over the first quarter of 2007.
Financial Statement Impact as a Result of the Republic Merger
The merger with Republic closed on December 29, 2006. As a result, all pre-merger financial data include only legacy Citizens performance and do not incorporate results of Republic prior to the merger.
Balance Sheet
Total assets at June 30, 2007 were $13.2 billion, essentially unchanged from March 31, 2007 and an increase of $5.4 billion over June 30, 2006. Total portfolio loans were essentially unchanged from March 31, 2007 and increased $3.5 billion over June 30, 2006. The increase over June 30, 2006 was almost entirely due to the Republic merger and, to a lesser extent, growth in legacy Citizens commercial loans.
Investment securities at June 30, 2007 decreased $103.4 million or 4.2% from March 31, 2007 to $2.3 billion and increased $830.1 million over June 30, 2006. The decrease from March 31, 2007 was primarily the result of using portfolio cash flow to reduce short-term borrowings. The increase over June 30, 2006 reflects the addition of the Republic investment portfolio and $214.7 million in mortgage-backed securities which Citizens converted from fixed and adjustable rate mortgages in the residential mortgage portfolio into securities during the fourth quarter of 2006. Prior to the fourth quarter of 2006, total investment securities had been declining as a result of using portfolio cash flow to reduce short-term borrowings.
Total commercial loans at June 30, 2007 were $5.2 billion, an increase of $88.4 million or 1.7% over March 31, 2007 and an increase of $2.0 billion over June 30, 2006. The increases were a result of new relationships in Wisconsin and central and northern Michigan and continued strong growth in the Southeast Michigan market. Additionally, the increase over June 30, 2006 was due to the impact of incorporating Republic loans. The following table displays historical commercial loan portfolios by segment:

Commercial Loan Portfolio

	June 30,	December 31,	June 30,
in millions	2007	2006	2006
Land Hold	$81.6	$102.4	$23.1
Land Development	178.7	203.6	65.3
Construction	371.2	445.5	132.9
Income Producing	1,338.9	1,237.1	475.5
Owner-Occupied	1,115.6	1,132.0	747.0

Total Commercial Real Estate	3,086.0	3,120.6	1,443.8
Commercial and Industrial	2,153.2	2,004.9	1,789.6

Total Commercial Loans	$5,239.2	$5,125.5	$3,233.4

The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the above table. Land hold loans are secured by undeveloped land which is acquired for future development. Land development loans are secured by land being actively developed in terms of infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Residential mortgage loans at June 30, 2007 were $1.5 billion, essentially unchanged from March 31, 2007 and an increase of $943.4 million over June 30, 2006. The increase was almost entirely due to incorporating Republic balances, partially offset by a decrease from legacy Citizens’ residential mortgage portfolio as a result of the aforementioned securitization and transfer to the investment securities portfolio.
Total consumer loans, which are comprised of direct and indirect loans, were $2.5 billion at June 30, 2007, essentially unchanged from March 31, 2007 and an increase of $538.7 million over June 30, 2006. Direct consumer loans, which include direct installment, home equity, and other consumer loans, decreased $41.8 million or 2.5% from March 31, 2007 as balances continue to decline due to weak consumer demand in Citizens’ markets. The increase in direct consumer loans over June 30, 2006 was almost entirely a result of incorporating the Republic balances, partially offset by weak consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, were $846.3 million, an increase of $15.0 million or 1.8% over March 31, 2007 as a result of seasonal interest for indirect products and were essentially unchanged from June 30, 2006.
Loans held for sale at June 30, 2007 were $85.9 million, a decrease of $18.0 million or 17.3% from March 31, 2007 and an increase of $67.9 million over June 30, 2006. The decline from March 31, 2007 was primarily the result of $26.0 million in consumer loans sold as part of the branch divestiture completed on April 27, 2007, partially offset by a seasonal increase in mortgage origination volume. The consumer loans were transferred to loans held for sale at the time of the Republic merger due to the pending branch divestiture which was required to obtain regulatory approval for the merger. The increase over June 30, 2006 was almost entirely due to incorporating Republic loans, which include residential mortgage loans awaiting sale in the secondary market and $43.8 million in commercial real estate loans that were transferred to loans held for sale to reflect alignment with Citizens’ lending philosophies.
Goodwill at June 30, 2007 totaled $780.9 million, essentially unchanged from March 31, 2007 and an increase of $726.4 million over June 30, 2006. Other intangible assets, which primarily represent a premium on core deposits, totaled $36.0 million at June 30, 2007, a decrease of $6.9 million or 16.2% from March 31, 2007 and an increase of $26.3 million over June 30, 2006. The increases were the result of accounting for the Republic merger as a purchase, where all assets and liabilities were recorded at their respective estimated fair market values as of December 29, 2006. The decrease in other intangible assets from March 31, 2007 was primarily the result of completing the branch divestiture and continued amortization of the premium assigned to Republic’s core deposits at the merger date.
Total deposits at June 30, 2007 decreased $379.3 million or 4.5% from March 31, 2007 to $8.1 billion and increased $2.4 billion over June 30, 2006. Core deposits, which exclude all time deposits, totaled $4.1 billion at June 30, 2007, a decrease of $169.3 million or 3.9% from March 31, 2007 and an increase of $879.9 million over June 30, 2006, primarily as a result of incorporating Republic balances. The decrease in core deposits from March 31, 2007 was primarily a result of the aforementioned branch divestiture and the transfer of $49.9 million in legacy Republic deposits to securities sold under agreements to repurchase as part of the computer system conversion product mapping process, and, to a lesser extent, some legacy Republic clients migrating their funds elsewhere in the market, partially offset by growth in noninterest-bearing deposits. Core deposits also continue to be negatively affected by the migration of client funds from lower cost savings and transaction accounts into time deposits with higher yields. Time deposits totaled $4.0 billion at June 30, 2007, a decrease of $210.0 million or 5.0% from March 31, 2007 and an increase of $1.5 billion over June 30, 2006. The decrease from March 31, 2007 was primarily the result of the aforementioned branch divestiture and not renewing $77.1 million in brokered certificates of deposit. In addition to the impact of the Republic merger, the increase over June 30, 2006 reflected the continued migration of funds from lower-cost deposits and some new client growth, partially offset by the reduction as a result of the aforementioned branch divestiture.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $3.5 billion at June 30, 2007, an increase of $344.5 million or 10.9% from March 31, 2007 and an increase of $2.1 billion over June 30, 2006. The increase from March 31, 2007 was primarily the result of the aforementioned branch divestiture and funding new loan growth. The increase over June 30, 2006 was the result of the Republic merger and Citizens’ issuance of $150.0 million in enhanced trust preferred securities on October 3, 2006, partially offset by legacy Citizens’ lower wholesale funding needs resulting from maturing investment securities cash flow not being fully reinvested during 2006.
Net Interest Margin and Net Interest Income
Net interest margin was 3.44% for the second quarter of 2007 compared with 3.44% for the first quarter of 2007 and 3.84% for the second quarter of 2006. The net interest margin was unchanged from the first quarter of 2007 as a shift in asset mix from investment securities to commercial loans, which includes commercial and commercial real estate loans, and an improvement in the yield on the investment securities were offset by a shift in funding mix and a decrease in the yield on the commercial loan portfolio. The shift in funding mix included funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits and a reduction in deposits and related increase in more costly wholesale funding as a result of the branch divestiture in April 2007. The decrease in the yield on the commercial loan portfolio resulted from the movement of loans to nonperforming status during the second quarter of 2007.
The decrease in net interest margin from the second quarter of 2006 was primarily due to the merger with Republic and, to a lesser extent, funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, pricing pressure on loans, the continued effects of the interest rate environment, and the issuance of $150.0 million of enhanced trust preferred securities, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. For the six months ended June 30, 2007, net interest margin declined to 3.44% compared with 3.90% for the same period of 2006 as a result of the aforementioned factors.
Net interest income was $96.8 million for the second quarter of 2007 compared with $98.3 million for the first quarter of 2007 and $66.0 million for the second quarter of 2006. The decrease in net interest income compared with the first quarter of 2007 was due to a $270.3 million decrease in average earning assets. This decrease was the result of the aforementioned branch divestiture, a decrease in investment portfolio balances due to maturing balances not being fully reinvested, and the portfolio restructuring during the first quarter of 2007 as part of the post-merger balance sheet restructuring strategies. The increase in net interest income compared with the second quarter of 2006 was the result of incorporating Republic’s average earning assets, partially offset by the lower net interest margin.
For the third quarter of 2007, Citizens anticipates net interest income will be slightly lower than the second quarter of 2007 due to the continued migration of funds from lower yielding deposit products into higher yielding deposit products, as well as the effects of loan pricing pressure, the interest rate environment, and stable to declining average earning assets due to the economic environment and a full quarter impact of the branch divestiture.
Credit Quality
Nonperforming assets are comprised of nonaccrual loans, restructured loans, loans past due over 90 days and still accruing interest, nonperforming held for sale, and repossessed assets. Nonperforming assets totaled $146.4 million at June 30, 2007, an increase of $31.7 million over March 31, 2007 and an increase of $111.6 million over June 30, 2006. The increase over March 31, 2007 reflects higher nonperforming portfolio loans of $25.9 million, primarily in the commercial real estate portfolio, which includes commercial land development, construction loans, and income producing, and, to a lesser extent, an increase in other repossessed assets acquired which was primarily due to the transfer of one commercial real estate relationship from nonperforming loan status. The increase over June 30, 2006 was almost entirely a result of incorporating Republic’s nonperforming assets, partially offset by declines in legacy Citizens nonperforming portfolios as well as transitioning all of Republic’s loan portfolios and underwriting practices to be consistent with Citizens’ credit risk management disciplines. Nonperforming assets at June 30, 2007 represented 1.58% of total loans plus other repossessed assets acquired compared with 1.25% at March 31, 2007 and 0.61% at June 30, 2006. Nonperforming commercial loan inflows were $48.4 million in the second quarter of 2007 compared with $37.4 million in the first quarter of 2007. Nonperforming commercial loan outflows were $28.5 million in the second quarter of 2007 compared with $10.6 million in the first quarter of 2007. The second quarter of 2007 outflows primarily consisted of $16.7 million in charged-off loans and a transfer of $5.1 million from nonperforming loan status to other repossessed assets acquired. The following table displays historical nonperforming loans by loan segment:
Nonperforming Loans

	June 30, 2007		December 31, 2006		June 30, 2006*
		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio
Land Hold	$0.2	0.25%	$—	—%	$—	—%
Land Development	17.7	9.90	1.6	0.79	—	—
Construction	20.9	5.63	5.3	1.19	—	—
Income Producing	14.8	1.11	0.5	0.04	1.0	0.21
Owner-Occupied	7.2	0.65	7.5	0.66	4.0	0.54

Total Commercial Real Estate	60.8	1.97	14.9	0.48	5.0	0.35
Commercial and Industrial	8.6	0.40	7.7	0.38	8.8	0.49

Total Commercial Loans	69.4	1.32	22.6	0.44	13.8	0.43

Residential Mortgage	36.1	2.42	28.4	1.84	8.2	1.48
Direct Consumer	8.4	0.51	6.0	0.35	3.2	0.29
Indirect Consumer	1.1	0.13	0.8	0.10	0.9	0.11
Loans 90+ days still accruing and restructured	1.4	0.02	1.2	0.01	1.2	0.02

Total Nonperforming Loans	$116.4	1.26%	$59.0	0.64%	$27.3	0.48%

*	Legacy Citizens only
As presented in the table above, nonperforming loan increases have been concentrated in the non-owner-occupied commercial real estate and residential mortgage loan portfolios, with the other loan portfolios remaining relatively constant.
In addition to loans classified as nonperforming, Citizens carefully monitors other credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires remediation are considered ‘watchlist’ loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and are actively reviewed at quarterly meetings among the chief credit officer, senior credit officers, senior market managers, and the commercial relationship officers. At these meetings, action plans are reviewed to remediate emerging problem loans or develop a specific plan for removing the loans from the portfolio. Watchlist loans are comprised of the nonperforming loans displayed in the above table as well as accruing loans as displayed in the following table:

Commercial Watchlist
Accruing loans only

	June 30, 2007		December 31, 2006		June 30, 2006*
		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio
Land Hold	$25.2	30.88%	$13.8	13.48%	$2.6	11.26%
Land Development	73.0	40.85	50.3	24.71	0.4	0.61
Construction	101.4	27.32	57.0	12.79	7.5	5.64
Income Producing	161.0	12.02	143.0	11.56	49.1	10.33
Owner-Occupied	219.4	19.67	202.9	17.92	105.4	14.11

Total Commercial Real Estate	580.0	18.79	467.0	14.97	165.0	11.43
Commercial and Industrial	359.8	16.71	319.5	15.94	195.0	10.90

Total Watchlist Loans	$939.8	17.94%	$786.5	15.34%	$360.0	11.13%

*	Legacy Citizens only
Based on concerns regarding the Midwest economy and the deterioration in commercial real estate values over the past year, Citizens has reviewed over $750 million or approximately 45% of the legacy Republic commercial real estate portfolio, at an individual loan level, utilizing the following criteria: loan size, loan-to-value in excess of 85%, delinquency pattern, dated appraisals, and noncompliance with lot release schedules. During 2007, Citizens has placed approximately $203 million of these loans on the watchlist due to applying Citizens’ risk rating methodology to the legacy Republic portfolios as well as deterioration in the credits due to the Midwest economy.
Once a loan is placed on the watchlist, it is reviewed quarterly by senior credit and market management with regular re-assessment of cash flows, collateral valuations, and performance against Citizens’ agreed upon action plans for improving or exiting the credit. Loans viewed as substandard or doubtful are transferred to Citizens’ Special Loans credit group and are subjected to a higher level of monitoring and workout activities. Due to Citizens’ proactive credit risk management practices, the majority of the accruing watchlist loans are successfully remediated and returned to the commercial relationship officers for ongoing relationship management.
In view of Citizens’ analysis of its commercial real estate loans, it will continue its current hands-on watchlist monitoring process and it will also review all non-owner-occupied commercial real estate loans defined as ‘pass’ credits by the Federal Reserve greater than $0.5 million on a quarterly basis to ensure early identification of developing performance issues. These reviews will include comparing lot release schedules to actual performance and early identification of loans with potential collateral deterioration. Loans found to be outside of acceptable parameters will be rated a watchlist loan and monitored according to Citizens’ credit policy.
The quality of Citizens’ loan portfolio is impacted by numerous factors including, over the past several quarters, the economic environment in the markets Citizens operates. Past due loan trends can be a leading indicator of potential future nonperforming loans and charge-offs. The following table displays the 30 – 89 days past due delinquency trend for all loan portfolios and by loan segment:

Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	June 30, 2007		December 31, 2006		June 30, 2006*
		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio
Land Hold	$2.9	3.55%	$—	—%	$3.3	14.29%
Land Development	22.7	12.70	1.1	0.54	0.2	0.31
Construction	11.1	2.99	11.4	2.56	4.3	3.24
Income Producing	24.1	1.80	6.4	0.52	8.4	1.76
Owner-Occupied	17.1	1.54	12.5	1.10	8.4	1.13

Total Commercial Real Estate	77.9	2.53	31.4	1.01	24.6	1.70
Commercial and Industrial	22.7	1.05	16.8	0.84	29.5	1.65

Total Commercial Loans	100.6	1.92	48.2	0.94	54.1	1.67

Residential Mortgage	38.5	2.58	37.2	2.41	7.9	1.43
Direct Consumer	19.6	1.20	22.4	1.30	10.6	0.96
Indirect Consumer	11.6	1.37	14.8	1.76	9.2	1.09

Total Delinquent Loans	$170.3	1.85%	$122.6	1.33%	$81.8	1.43%

*	Legacy Citizens only
The commercial and industrial, residential mortgage, and consumer delinquency rates have remained relatively constant over the past year and have not translated into increased losses. However, commercial real estate delinquencies have increased significantly as a result of the challenging Midwest economy and its related impact on real estate values and development.
Net charge-offs increased to $20.0 million or 0.87% of average portfolio loans in the second quarter of 2007 compared with $3.4 million or 0.15% of average portfolio loans in the first quarter of 2007 and $2.0 million or 0.14% of average portfolio loans in the second quarter of 2006. The increase over the first quarter of 2007 was primarily the result of higher commercial and commercial real estate charge-offs, primarily in the land development and construction segments, due to the aforementioned deterioration in commercial real estate values. . The following table displays historical net charge-offs by loan segment:
Net Charge-Offs

	Three Months Ended
	June 30, 2007		December 31, 2006*		June 30, 2006*
		% of		% of		% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**
Land Hold	$—	-%	$—	—%	$—	—%
Land Development	6.4	14.33	—	—	—	—
Construction	4.1	4.43	—	—	—	—
Income Producing	2.3	0.69	—	—	—	—
Owner-Occupied	0.9	0.32	1.0	0.35	0.1	0.06

Total Commercial Real Estate	13.7	1.77	1.0	0.26	0.1	0.03
Commercial and Industrial	1.8	0.35	1.8	0.40	(0.1)	(0.03)

Total Commercial Loans	15.5	1.20	2.8	0.34	(0.0)	(0.00)

Residential Mortgage	0.7	0.18	0.9	0.65	0.3	0.19
Direct Consumer	2.6	0.63	1.6	0.59	0.8	0.29
Indirect Consumer	1.2	0.59	2.3	1.09	0.9	0.43

Total Net Charge-offs	$20.0	0.87%	$7.6	0.52%	$2.0	0.14%

*	Legacy Citizens only

**	Represents an annualized rate.
Similar to the trend displayed in the other credit metrics, the commercial and industrial, residential mortgage, and direct and indirect consumer portfolios continue to perform well and have not transitioned to increases in net charge-offs. The increases in commercial real estate net charge-offs are the result of thorough assessment of a project’s economic viability, current collateral valuation shortfalls, guarantors’ inability to support the project, and Citizens’ philosophy to recognize and address a failed project immediately.

After determining what Citizens believes is an adequate allowance for loan losses, the provision is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $31.9 million in the second quarter of 2007 compared with $3.5 million in the first quarter of 2007 and $1.1 million in the second quarter of 2006. For the first six months of 2007, the provision for loan losses totaled $35.4 million compared with $4.1 million for the same period of 2006. The increases were due to higher commercial net charge-offs and a higher rate of risk rating downgrades.
The allowance for loan losses totaled $181.1 million or 1.97% of portfolio loans at June 30, 2007, compared with $169.2 million or 1.84% at March 31, 2007. The increase was primarily the result of applying the risk characteristics of the commercial real estate loans already reviewed to the remaining commercial real estate portfolio. It is Citizens’ belief that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio considering the current economic conditions in the Midwest.
Citizens anticipates net charge-offs and provision expense for the third quarter of 2007 will be lower than the second quarter of 2007. In light of the challenging economic environment in the Midwest and further industry-wide pressure on consumer and commercial loan portfolios, particularly those supported by real estate, net charge-offs and the provision expense may be higher than the trend from quarters previous to the second quarter of 2007.
Noninterest Income
Noninterest income for the second quarter of 2007 was $31.3 million, essentially unchanged from the first quarter of 2007 and an increase of $7.5 million over the second quarter of 2006. The increase over the second quarter of 2006 was almost entirely due to incorporating Republic revenue and, to a lesser extent, growth in legacy Citizens’ revenue stream. For the first six months of 2007, noninterest income totaled $62.7 million, an increase of $13.4 million over the same period of 2006. The increase was primarily due to incorporating Republic revenue, and to a lesser extent, growth in legacy Citizens’ revenue stream, partially offset by the effect of fully recognizing a deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006.
Service charges on deposit accounts for the second quarter of 2007 were $12.1 million, an increase of $1.0 million over the first quarter of 2007 and an increase of $2.6 million over the second quarter of 2006. The increase over the first quarter of 2007 was primarily the result of the seasonal decline in legacy Citizens volume during the first quarter of 2007. For the first six months of 2007, service charges on deposit accounts totaled $23.2 million, an increase of $4.8 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were almost entirely due to incorporating Republic activity and, to a significantly lesser extent, legacy Citizens revenue enhancement initiatives implemented in the first quarter of 2006.
Trust fees for the second quarter of 2007 were $5.0 million, essentially unchanged from the first quarter of 2007 and the second quarter of 2006. For the first six months of 2007, trust fees totaled $10.0 million, essentially unchanged from the same period of 2006. Total trust assets under administration were $2.8 billion at June 30, 2007, an increase of $0.1 billion over March 31, 2007 and an increase of $0.2 billion over June 30, 2006. Trust fees were unaffected by the merger as Republic did not have a trust portfolio.
Mortgage and other loan income for the second quarter of 2007 was $4.3 million, a decrease of $1.9 million from the first quarter of 2007 and an increase of $2.2 million over the first quarter of 2006. The decrease from the first quarter of 2007 was primarily the result of not selling any SBA-qualified commercial loan originations due to the current strategy of retaining SBA loans to strengthen future net interest income as well as a $69.7 million decrease in mortgage sales during the second quarter of 2007 and a slight decrease in the margin on these sales due to a shift in the mix of loans sold. For the first six months of 2007, mortgage and other loan income totaled $10.4 million, an increase of $6.3 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were primarily due to incorporating Republic activity.
Brokerage and investment fees for the second quarter of 2007 were $2.2 million, an increase of $0.6 million over the first quarter of 2007 and an increase of $0.5 million over the second quarter of 2006. The increase over the first quarter of 2007 was the result of the seasonal decline in brokerage activity during the first quarter of 2007. For the first six months of 2007, brokerage and investment fees totaled $3.7 million, an increase of $0.5 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were primarily the result of training legacy Republic branch staff and new financial consultants to support the Republic franchise on this product line during the first quarter of 2007.

For the second quarter of 2007, all other noninterest income categories, which include ATM network user fees, bankcard fees, other income, and investment securities gains (losses), totaled $7.8 million, an increase of $0.1 million over the first quarter of 2007 and an increase of $2.3 million over the second quarter of 2006. The increase over the first quarter of 2007 was primarily the result of a $1.0 million unrealized gain on deferred compensation plan assets (with an offset in salaries and employee benefits) and an increase in the rate of several transaction-based ATM usage fees, partially offset by $0.6 million loss related to the holding company’s 1998 venture capital investment in a limited partnership and a $0.2 million loss on the sale of a former branch location. The increase over the second quarter of 2006 was primarily the result of incorporating Republic activity, the aforementioned unrealized gain on deferred compensation plan assets and, and higher ATM network user fees and bankcard fees, partially offset by the aforementioned loss related to the 1998 venture capital investment. For the first six months of 2007, all other noninterest income categories totaled $15.4 million, an increase of $1.8 million over the same period of 2006. In addition to incorporating Republic activity, the increase was the result of the aforementioned unrealized gain on deferred compensation plan assets and ATM network and bankcard fee increases, partially offset by the aforementioned losses on the capital investment in a limited partnership and the sale of a former branch location.
Citizens anticipates total noninterest income for the third quarter of 2007 will be consistent with the second quarter of 2007.
Noninterest Expense
Noninterest expense for the second quarter of 2007 was $87.5 million, an increase of $3.8 million over the first quarter of 2007 and an increase of $27.4 million over the second quarter of 2006. The increase over the first quarter of 2007 was primarily the result of higher salaries and employee benefits, advertising and public relations and other expense, partially offset by lower restructuring and merger-related expenses. The increase over the second quarter of 2006 was primarily the result of incorporating Republic activity and restructuring and merger-related expenses, as well as higher advertising and public relations and higher legacy Citizens salaries and employee benefits, occupancy, professional services, and data processing services, partially offset by decreases in legacy Citizens equipment expense. The second quarter of 2007 included $3.4 million in restructuring and merger-related expenses and $4.6 million in additional compensation, brand awareness advertising and other expenses that are related to merger activities but not treated as restructuring or merger-related.
For the first six months of 2007, noninterest expense totaled $171.2 million, compared with $121.6 million for the same period of 2006. The increase was primarily the result of incorporating Republic activity, $7.6 million in restructuring and merger-related expenses, and $6.8 million in additional expenses that are related to merger activities but not treated as restructuring or merger-related, and to a lesser extent higher postage and delivery and legacy Citizens data processing services, partially offset by the effect of a $1.5 million contribution to Citizens’ charitable foundation during the first quarter of 2006.
Salaries and employee benefits for the second quarter of 2007 were $46.0 million, an increase of $1.8 million over the first quarter of 2007 and an increase of $13.3 million over the second quarter of 2006. The increase over the first quarter of 2007 was the result of a $1.0 million increase in Citizens’ deferred compensation obligation (with an offset in other income) and $2.4 million in employee separation agreements, including the settlement between Citizens and Dana Cluckey, former president and chief operating officer, as reported in the Form 8-K filed by Citizens with the Securities and Exchange Commission on May 1, 2007, partially offset by a decrease in payroll tax, unemployment insurance premiums, and hospitalization expenses and a reduction in full-time equivalent employee levels of 387 or 14.2%. The increase over the second quarter of 2006 was due to incorporating Republic activity and higher legacy Citizens costs related to incentive expense and hospitalization insurance cost, partially offset by lower pension expense. Salary costs included $2.8 million in severance, including the aforementioned $2.4 million, for the second quarter of 2007, $0.4 million for the first quarter of 2007 and $0.5 million for the second quarter of 2006. Salaries and employee benefits in the second quarter of 2007 also included $0.7 million in expenses related to employees who left the company during the second quarter of 2007 after the computer system conversion was completed, compared with $2.3 million for these same employees in the first quarter of 2007. Citizens had 2,348 full-time equivalent employees at June 30, 2007 compared with 2,735 at March 31, 2007, with many of the reductions occurring at the end of May 2007 as a result of successfully completing the computer system conversion on April 27, 2007. For the first six months of 2007, salaries and employee benefits totaled $90.1 million, an increase of $25.2 million over the same period of 2006. The increase was primarily the result of incorporating Republic activity and the aforementioned increase in the deferred compensation obligation and employee separation agreements.

Occupancy costs for the second quarter of 2007 totaled $8.1 million, essentially unchanged from the first quarter of 2007 and an increase of $2.8 million over the second quarter of 2006. For the first six months of 2007, occupancy costs totaled $16.0 million, an increase of $4.8 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were primarily the result of incorporating Republic activity. The cost savings associated with the nineteen branch locations closed at the time of the computer system conversion and the seven branch divestitures will not be fully realized until the third quarter due to the timing of fully vacating the facilities and trailing operating expenses.
Professional services for the second quarter of 2007 totaled $4.4 million, an increase of $0.2 million over the first quarter of 2007 and an increase of $0.6 million over the second quarter of 2006. The increase over the first quarter of 2007 is primarily the result of higher legal fees, partially offset by lower audit and examination fees. For the first six months of 2007, professional services totaled $8.5 million, an increase of $0.7 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were primarily the result of incorporating Republic activity and higher legal fees, partially offset by lower audit and examination fees.
Equipment costs for the second quarter of 2007 totaled $3.7 million, a decrease of $0.3 million from the first quarter of 2007 and an increase of $0.4 million over the second quarter of 2006. The decrease from the first quarter of 2007 was due to lower depreciation as a result of disposing the legacy Republic computer systems after the April 27, 2007 computer system conversion. For the first six months of 2007, equipment costs totaled $7.6 million, an increase of $1.1 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were the result of incorporating Republic activity, partially offset by lower depreciation expense at legacy Citizens due to the fourth quarter of 2006 service life alignment and the aforementioned removal of legacy Republic computer systems.
Advertising and public relations expense for the second quarter of 2007 totaled $3.3 million, an increase of $1.5 million over the first quarter of 2007 and an increase of $2.4 million over the second quarter of 2006. For the first six months of 2007, advertising and public relations expense totaled $5.1 million, an increase of $2.1 million over the same period of 2006. The increases were primarily the result of a $1.3 million advertising campaign to introduce Citizens’ brand in new Michigan markets and Ohio.
Telephone expense for the second quarter of 2007 totaled $1.7 million, a decrease of $0.3 million from the first quarter of 2007 and an increase of $0.3 million over the second quarter of 2006. The decrease from the first quarter of 2007 was primarily the result of fewer merger integration team meetings due to completing the computer system conversion. For the first six months of 2007, telephone expense totaled $3.8 million, an increase of $0.9 million over the same period of 2006 due to incorporating Republic activity.
Other loan expenses for the second quarter of 2007 totaled $1.1 million, an increase of $0.2 million over the first quarter of 2007 and a decrease of $0.1 million from the second quarter of 2006. The increase over the first quarter of 2007 was primarily the result of higher expenses associated with processing mortgage loans, partially offset by lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. The decrease from the second quarter of 2006 was primarily the result of the aforementioned lower provisioning to fund the reserve for unused loan commitments, partially offset by incorporating Republic activity. For the first six months of 2007, other loan expenses totaled $2.0 million, an increase of $0.4 million over the same period of 2006. In addition to incorporating the Republic activity, the increase was the result of higher other mortgage processing fees due to the alliance with PHH Mortgage, partially offset by lower expenses related to processing commercial loans.
Intangible asset amortization for the second quarter of 2007 totaled $3.0 million, essentially unchanged from the first quarter of 2007 and an increase of $2.2 million over the second quarter of 2006. For the first six months of 2007, intangible asset amortization totaled $6.1 million, an increase of $4.6 million over the same period of 2006. The increases over the three- and six-month periods of 2006 were a result of the purchase accounting fair market value adjustments made to the Republic core deposits. The implied premium on the Republic core deposits is amortized over the estimated term of the underlying deposits.
For the second quarter of 2007, all other noninterest expense categories, which include data processing services, postage and delivery, stationery and supplies, restructuring and merger-related expenses, and other expense, totaled $16.4 million, an increase of $0.7 million over the first quarter of 2007 and an increase of $5.6 million over the second quarter of 2006. The increase over the first quarter of 2007 was primarily the result of higher data processing, postage and delivery, travel and training, and non-credit related losses, partially offset by lower restructuring and merger-related expenses, and state business tax due to the lower pre-tax income. The increase over the second quarter of 2006 was primarily the result of $3.4 million in restructuring and merger-related expenses, incorporating the Republic activity, and higher data processing services. For the first six months of 2007, all other noninterest expense categories totaled $32.1 million, an increase of $9.8 million over the same period of 2006. The increase was primarily the result of the $7.6 million in restructuring and merger-related expenses, incorporating Republic activity and higher data processing services due to implementing enhanced technology initiatives related to customer online banking functionality, partially offset by the effect of the aforementioned contribution to Citizens’ charitable foundation during the first quarter of 2006 and, to a lesser extent, lower legacy Citizens expenses.
Excluding the restructuring and merger-related expenses and additional expenses related to merger activities, Citizens anticipates total noninterest expense for the third quarter of 2007 will be slightly lower than the second quarter of 2007 due to realizing the full quarter impact of the computer system conversion, branch divestitures and cost savings initiatives.
Income Tax Provision
Income tax provision for the second quarter of 2007 was $(0.9) million, a decrease of $11.9 million from the first quarter 2007 and a decrease of $8.5 million from the second quarter of 2006. The effective tax rate for the second quarter of 2007 was -10.46% compared with 25.94% for the first quarter of 2007 and 26.72% for the second quarter of 2006. The decreases were due to lower pre-tax income. For the first six months of 2007, income tax provision totaled $10.1 million, a decrease of $5.2 million from the same period of 2006. The effective tax rate for the first six months of 2007 was 19.75% compared with 26.91% for the same period of 2006. The decreases were primarily the result of the lower pre-tax income for the second quarter of 2007 and a $0.5 million ($0.4 million after-tax) deferred state income tax benefit related to multi-state related nexus issues recorded in the first quarter of 2007, partially offset by incorporating Republic’s results of operations.
Citizens anticipates the effective tax rate for the full year of 2007 will be approximately 21% - 24%.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 18. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses and intangible asset amortization to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets” and “average tangible equity” permits evaluation of the effect of the Republic merger on business operations of the combined company and facilitates a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. In addition, Citizens’ management makes certain recommendations to the board of directors based on these financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a tax-equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Citizens Sponsored the Citizens Bank 400
Citizens Bank sponsored the lead race on June 17, 2007 at the Michigan International Speedway, as part of the NASCAR® Nextel Cup Series. Additionally, Citizens Bank will be the Official Bank of the Michigan International Speedway throughout the 2007 season.

New Ohio Leadership Team
On July 9, 2007, Citizens announced a new leadership team in its Cleveland, Ohio market. The new leadership team is headed by Paul J Fissel, who was named the President of the Ohio market, and includes six other executives with experience in commercial, consumer, private banking and commercial real estate.
Stock Repurchase Program
During the second quarter of 2007, Citizens repurchased 350,000 shares of its stock at an average price of $19.52 under the stock repurchase program. As of June 30, 2007, there were 1,351,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens has declared a cash dividend of $0.29 per share of common stock. The dividend is payable on August 16, 2007, to shareholders of record on August 2, 2007.
Analyst Conference Call
William R. Hartman, CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for analysts and investors beginning at 10:00am ET on Friday, July 20, 2007.
A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800)-896-8445 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until July 27, 2007. To listen to the replay, please dial (800) 283-4593.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 241 offices and 267 ATMs. Citizens Republic Bancorp is the 2nd largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about the benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to retain legacy Republic loans and deposits as a result of the computer system conversion and branch consolidations; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations, including those associated with the Republic merger; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
####

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2007	2007	2006
Assets
Cash and due from banks	$213,469	$197,834	$205,117
Interest-bearing deposits with banks	144	191	1,478
Investment Securities:
Securities available for sale, at fair value	2,217,549	2,326,257	1,408,615
Securities held to maturity, at amortized cost (fair value of $116,838, $113,294 and $94,559, respectively)	117,939	112,613	96,789

Total investment securities	2,335,488	2,438,870	1,505,404
FHLB and Federal Reserve stock	132,895	132,895	55,235
Portfolio loans:
Commercial	2,153,269	1,993,672	1,789,583
Commercial real estate	3,085,967	3,157,185	1,443,851

Total commercial	5,239,236	5,150,857	3,233,434
Residential mortgage	1,494,450	1,518,198	551,048
Direct consumer	1,636,026	1,677,842	1,099,146
Indirect consumer	846,252	831,302	844,411

Total portfolio loans	9,215,964	9,178,199	5,728,039
Less: Allowance for loan losses	(181,118)	(169,239)	(114,560)

Net portfolio loans	9,034,846	9,008,960	5,613,479
Loans held for sale	85,930	103,922	18,013
Premises and equipment	133,021	141,689	120,154
Goodwill	780,914	780,021	54,527
Other intangible assets	36,008	42,953	9,684
Bank owned life insurance	210,265	208,801	85,921
Other assets	283,839	261,111	144,069

Total assets	$13,246,819	$13,317,247	$7,813,081

Liabilities
Noninterest-bearing deposits	$1,169,095	$1,146,673	$954,907
Interest-bearing demand deposits	807,605	875,579	744,744
Savings deposits	2,139,929	2,263,659	1,537,098
Time deposits	3,964,988	4,174,995	2,447,820

Total deposits	8,081,617	8,460,906	5,684,569
Federal funds purchased and securities sold under agreements to repurchase	675,440	453,230	443,651
Other short-term borrowings	11,749	4,565	24,073
Other liabilities	135,262	133,175	78,881
Long-term debt	2,808,610	2,693,459	932,035

Total liabilities	11,712,678	11,745,335	7,163,209
Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	973,339	978,245	78,920
Retained earnings	581,476	593,817	587,494
Accumulated other comprehensive income	(20,674)	(150)	(16,542)

Total shareholders’ equity	1,534,141	1,571,912	649,872

Total liabilities and shareholders’ equity	$13,246,819	$13,317,247	$7,813,081

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$171,320	$98,093	$343,164	$191,544
Interest and dividends on investment securities:
Taxable	22,308	12,356	46,099	25,307
Tax-exempt	7,309	5,259	14,637	10,576
Dividends on FHLB and Federal Reserve stock	1,397	707	3,133	1,367
Money market investments	19	1	36	13

Total interest income	202,353	116,416	407,069	228,807

Interest Expense
Deposits	64,201	35,305	130,635	66,297
Short-term borrowings	9,064	5,395	20,065	9,131
Long-term debt	32,311	9,726	61,251	19,914

Total interest expense	105,576	50,426	211,951	95,342

Net Interest Income	96,777	65,990	195,118	133,465
Provision for loan losses	31,857	1,139	35,357	4,139

Net interest income after provision for loan losses	64,920	64,851	159,761	129,326

Noninterest Income
Service charges on deposit accounts	12,080	9,521	23,186	18,396
Trust fees	5,003	4,972	9,958	10,014
Mortgage and other loan income	4,258	2,106	10,395	4,116
Brokerage and investment fees	2,182	1,703	3,731	3,218
ATM network user fees	1,640	1,018	3,219	2,005
Bankcard fees	1,443	1,129	2,623	2,186
Other income	4,672	3,242	9,589	9,319

Total fees and other income	31,278	23,691	62,701	49,254
Investment securities gains	—	54	(33)	61

Total noninterest income	31,278	23,745	62,668	49,315
Noninterest Expense
Salaries and employee benefits	45,971	32,690	90,136	64,946
Occupancy	8,076	5,291	15,986	11,233
Professional services	4,351	3,703	8,503	7,781
Equipment	3,655	3,301	7,566	6,467
Data processing services	4,506	3,714	8,636	7,453
Advertising and public relations	3,292	934	5,067	2,968
Postage and delivery	2,196	1,629	4,160	3,091
Telephone	1,718	1,392	3,782	2,856
Other loan expenses	1,080	1,217	1,992	1,633
Stationery and supplies	868	631	1,645	1,358
Intangible asset amortization	2,954	724	6,072	1,449
Restructuring and merger-related expenses	3,408	—	7,594	—
Other expense	5,415	4,839	10,061	10,402

Total noninterest expense	87,490	60,065	171,200	121,637

Income Before Income Taxes	8,708	28,531	51,229	57,004
Income tax provision	(911)	7,624	10,118	15,341

Net Income	$9,619	$20,907	$41,111	$41,663

Net Income Per Common Share:
Basic	$0.13	$0.49	$0.55	$0.98
Diluted	0.13	0.49	0.54	0.97
Cash Dividends Declared Per Common Share	0.290	0.290	0.580	0.575

Average Common Shares Outstanding:
Basic	75,374	42,606	75,411	42,694
Diluted	75,649	42,738	75,782	42,839

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006

Summary of Operations (thousands)
Net interest income	$96,777	$98,341	$64,010	$65,645	$65,990
Provision for loan losses	31,857	3,500	5,936	1,190	1,139
Total fees and other income	31,278	31,423	24,931	23,544	23,691
Investment securities gains (losses) (1)	—	(33)	(7,163)	—	54
Noninterest expense (2)	87,490	83,710	78,788	59,402	60,065
Income tax provision	(911)	11,029	(3,638)	7,616	7,624
Net income	9,619	31,492	692	20,981	20,907
Taxable equivalent adjustment	4,629	4,625	3,505	3,413	3,383
Cash dividends	21,960	21,964	12,443	12,435	12,394

Per Common Share Data
Net Income:
Basic	$0.13	$0.42	$0.02	$0.49	$0.49
Diluted	0.13	0.41	0.02	0.49	0.49
Dividends	0.290	0.290	0.290	0.290	0.290
Market Value:
High	$22.50	$26.95	$28.06	$27.04	$27.60
Low	18.02	21.97	24.50	23.25	23.71
Close	18.30	22.16	26.50	26.26	24.41
Book value	20.28	20.78	20.58	15.72	15.15
Tangible book value	9.48	9.90	9.65	14.24	13.66
Shares outstanding, end of period (000)	75,642	75,657	75,676	42,904	42,887

At Period End (millions)
Assets	$13,247	$13,317	$14,003	$7,748	$7,813
Portfolio loans	9,216	9,178	9,231	5,753	5,728
Deposits	8,082	8,461	8,698	5,625	5,685
Shareholders’ equity	1,534	1,572	1,558	674	650

Average Balances (millions)
Assets	$13,241	$13,574	$7,770	$7,723	$7,670
Portfolio loans	9,170	9,179	5,762	5,694	5,610
Deposits	8,157	8,525	5,597	5,680	5,560
Shareholders’ equity	1,551	1,552	683	659	647

Credit Quality Statistics (thousands)
Nonaccrual loans	$114,950	$88,800	$57,892	$31,564	$26,001
Loans 90 or more days past due and still accruing	1,127	1,388	767	303	887
Restructured loans	348	363	378	391	406

Total nonperforming portfolio loans	116,425	90,551	59,037	32,258	27,294
Nonperforming held for sale	5,128	4,630	22,846	—	—
Other repossessed assets acquired (ORAA)	24,811	19,482	20,165	7,767	7,472

Total nonperforming assets	$146,364	$114,663	$102,048	$40,025	$34,766

Allowance for loan losses	$181,118	$169,239	$169,104	$113,076	$114,560
Allowance for loan losses as a percent of portfolio loans	1.97%	1.84%	1.83%	1.97%	2.00%
Allowance for loan losses as a percent of nonperforming assets	123.74	147.60	165.71	282.51	329.52
Allowance for loan losses as a percent of nonperforming loans	155.57	186.90	286.44	350.54	419.73
Nonperforming assets as a percent of portfolio loans plus ORAA	1.58	1.25	1.10	0.69	0.61
Nonperforming assets as a percent of total assets	1.10	0.86	0.73	0.52	0.44
Net loans charged off as a percent of average portfolio loans (annualized)	0.87	0.15	0.52	0.19	0.14
Net loans charged off (000)	$19,978	$3,365	$7,611	$2,674	$2,002

Performance Ratios (annualized)
Return on average assets	0.29%	0.94%	0.04%	1.08%	1.09%
Return on average shareholders’ equity	2.49	8.23	0.40	12.63	12.96
Average shareholders’ equity / average assets	11.72	11.43	8.79	8.53	8.44
Net interest margin (FTE) (3)	3.44	3.44	3.67	3.78	3.84
Efficiency ratio (4)	65.94	62.29	85.23	64.15	64.54

(1)	Investment securities gains (losses) includes a $7.2 million impairment charge in the fourth quarter of 2006 related to the Republic merger.

(2)	Noninterest expense includes restructuring and merger related expenses of $3.4 million during the second quarter of 2007, $4.2 million during the first quarter of 2007, and $11.3 million during the fourth quarter of 2006 related to the Republic merger.

(3)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(4)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Six months ended
	June 30,
	2007	2006	% Change

Summary of Operations (thousands)
Net interest income	$195,118	$133,465	46.2%
Provision for loan losses	35,357	4,139	754.2
Total fees and other income	62,701	49,254	27.3
Investment securities gains	(33)	61	(153.9)
Noninterest expense	171,200	121,637	40.7
Income tax provision	10,118	15,341	(34.0)
Net income	41,111	41,663	(1.3)
Cash dividends	43,924	24,652	78.2

Per Common Share Data
Net Income:
Basic	$0.55	$0.98	(43.9)%
Diluted	0.54	0.97	(44.3)
Dividends	0.580	0.575	0.9

Market Value:
High	$26.95	$28.66	(6.0)
Low	18.02	23.71	(24.0)
Close	18.30	24.41	(25.0)
Book value	20.28	15.15	33.9
Tangible book value	9.48	13.66	(30.6)
Shares outstanding, end of period (000)	75,642	42,887	76.4

At Period End (millions)
Assets	$13,247	$7,813	69.5%
Portfolio loans	9,216	5,728	60.9
Deposits	8,082	5,685	42.2
Shareholders’ equity	1,534	650	136.1

Average Balances (millions)
Assets	$13,407	$7,661	75.0%
Portfolio loans	9,174	5,586	64.2
Deposits	8,340	5,537	50.6
Shareholders’ equity	1,552	651	138.4

Performance Ratios (annualized)
Return on average assets	0.62%	1.10%	(43.6)%
Return on average shareholders’ equity	5.34	12.91	(58.6)
Average shareholders’ equity / average assets	11.57	8.50	36.1
Net interest margin (FTE) (1)	3.44	3.90	(11.8)
Efficiency ratio (2)	64.10	64.18	(0.1)
Net loans charged off as a percent of average portfolio loans	0.51	0.22	131.8

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $9.3 million and $6.8 million for the six months ended June 30, 2007 and 2006, respectively, based on a tax rate of 35%.

(2)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006
Summary of Core Operations (thousands)
Net income	$9,619	$31,492	$692	$20,981	$20,907
Add back: Restructuring and merger related expenses (net of tax effect)[1]	2,215	2,721	7,361	—	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,920	2,027	471	471	470

Core operating earnings	$13,754	$36,240	$8,524	$21,452	$21,377

Noninterest expense	$87,490	$83,710	$78,788	$59,402	$60,065
Subtract: Restructuring and merger related expenses	(3,408)	(4,186)	(11,324)	—	—
Subtract: Amortization of core deposit intangibles	(2,955)	(3,118)	(725)	(725)	(724)

Core operating expenses	$81,127	$76,406	$66,739	$58,677	$59,341

Average Balances (millions)
Average assets	$13,241	$13,574	$7,770	$7,723	$7,670
Goodwill	(780)	(785)	(76)	(55)	(55)
Core deposit intangible assets	(38)	(45)	(9)	(9)	(10)
Deferred taxes	13	16	3	3	4

Average tangible assets	$12,436	$12,760	$7,688	$7,662	$7,609

Average equity	$1,551	$1,552	$683	$659	$647
Goodwill	(780)	(785)	(76)	(55)	(55)
Core deposit intangible assets	(38)	(45)	(9)	(9)	(10)
Deferred taxes	13	16	3	3	4

Average tangible equity	$746	$738	$601	$598	$586

Performance Ratios (annualized)
Earnings per share — basic	$0.13	$0.42	$0.02	$0.49	$0.49
Add back: Restructuring and merger related expenses (net of tax effect)[1]	0.03	0.03	0.17	—	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.03	0.01	0.01	0.01

Core operating earnings per share — basic	$0.18	$0.48	$0.20	$0.50	$0.50

Earnings per share — diluted	$0.13	$0.41	$0.02	$0.49	$0.49
Add back: Restructuring and merger related expenses (net of tax effect)[1]	0.03	0.03	0.17	—	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.03	0.01	0.01	0.01

Core operating earnings per share — diluted	$0.18	$0.47	$0.20	$0.50	$0.50

Efficiency ratio	65.94%	62.29%	85.23%	64.15%	64.54%
Subtract: Effects of restructuring and merger related expenses	(2.57)	(3.12)	(12.25)	—	—
Subtract: Effects of core deposit intangibles amortization	(2.23)	(2.32)	(0.79)	(0.79)	(0.78)

Core efficiency ratio	61.14	56.85	72.19	63.36	63.76

Core operating earnings/average tangible assets	0.44	1.15	0.44	1.11	1.13

Core operating earnings/average tangible equity	7.39	19.92	5.62	14.23	14.63

(1)	Tax effect of $1,193, $1,465, and $3,963 for the 2nd and 1st quarter of 2007 and 4th quarter of 2006, respectively.

(2)	Tax effect of $1,035 and $1,091 for the 2nd quarter and 1st quarter of 2007, respectively, and $254 for each quarter of 2006.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2007	2007	2006	2006	2006
NONINTEREST INCOME:
Service charges on deposit accounts	$12,080	$11,106	$9,639	$9,674	$9,521
Trust fees	5,003	4,955	4,818	4,633	4,972
Mortgage and other loan income	4,258	6,137	2,887	2,267	2,106
Brokerage and investment fees	2,182	1,549	1,892	1,885	1,703
ATM network user fees	1,640	1,579	1,018	988	1,018
Bankcard fees	1,443	1,180	1,168	1,213	1,129
Other income	4,672	4,917	3,509	2,884	3,242

Total fees and other income	31,278	31,423	24,931	23,544	23,691
Investment securities gains (losses)	—	(33)	(7,163)	—	54

TOTAL NONINTEREST INCOME	$31,278	$31,390	$17,768	$23,544	$23,745

NONINTEREST EXPENSE:
Salaries and employee benefits	$45,971	$44,165	$34,885	$32,569	$32,690
Occupancy	8,076	7,910	5,451	5,604	5,291
Professional services	4,351	4,152	4,077	3,486	3,703
Equipment	3,655	3,911	5,033	3,191	3,301
Data processing services	4,506	4,130	3,757	3,779	3,714
Advertising and public relations	3,292	1,775	1,702	1,211	934
Postage and delivery	2,196	1,964	1,445	1,559	1,629
Telephone	1,718	2,064	1,527	1,394	1,392
Other loan expenses	1,080	912	1,406	1,407	1,217
Stationery and supplies	868	777	519	653	631
Intangible asset amortization	2,954	3,118	725	725	724
Restructuring and merger-related expenses	3,408	4,186	11,324	—	—
Other expense	5,415	4,646	6,937	3,824	4,839

TOTAL NONINTEREST EXPENSE	$87,490	$83,710	$78,788	$59,402	$60,065

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2007		March 31, 2007		June 30, 2006
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)
Earning Assets
Money market investments	$2,765	2.64%	$840	8.55%	$1,373	0.45%
Investment securities (3):
Taxable	1,726,754	5.17	1,938,432	4.91	1,103,031	4.48
Tax-exempt	668,647	6.73	670,159	6.73	447,476	7.23
FHLB and Federal Reserve stock	132,895	4.22	132,895	5.29	55,908	5.07
Portfolio loans (4):
Commercial	2,068,195	7.51	1,960,678	7.83	1,704,447	7.26
Commercial real estate	3,100,675	7.76	3,153,730	7.67	1,426,911	7.13
Residential mortgage	1,506,639	6.67	1,535,636	6.66	544,526	5.76
Direct consumer	1,655,217	7.85	1,696,461	7.82	1,103,024	7.49
Indirect consumer	838,899	6.67	832,917	6.79	831,012	6.61

Total portfolio loans	9,169,625	7.44	9,179,422	7.48	5,609,920	7.03
Loans held for sale	94,817	7.83	144,006	7.82	21,680	5.54

Total earning assets	11,795,503	7.03	12,065,754	7.01	7,239,388	6.63

Nonearning Assets
Cash and due from banks	188,244		188,763		157,670
Bank premises and equipment	140,277		139,628		120,650
Investment security fair value adjustment	300		3,154		(18,523)
Other nonearning assets	1,286,255		1,344,570		285,933
Allowance for loan losses	(169,830)		(167,771)		(115,274)

Total assets	$13,240,749		$13,574,098		$7,669,844

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$841,026	0.67%	$903,134	0.75%	$789,168	0.65%
Savings deposits	2,170,649	2.93	2,271,532	2.96	1,471,803	2.58
Time deposits	4,007,354	4.70	4,205,636	4.65	2,386,346	4.13
Short-term borrowings	741,617	4.90	906,216	4.92	487,549	4.44
Long-term debt	2,631,605	4.92	2,410,542	4.84	893,941	4.36

Total interest-bearing liabilities	10,392,251	4.07	10,697,060	4.03	6,028,807	3.35
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,138,134		1,144,773		913,181
Other liabilities	159,015		180,214		80,727
Shareholders’ equity	1,551,349		1,552,051		647,129

Total liabilities and shareholders’ equity	$13,240,749		$13,574,098		$7,669,844

Interest Spread		2.96%		2.98%		3.28%
Contribution of noninterest bearing sources of funds		0.48		0.46		0.56

Net Interest Margin		3.44%		3.44%		3.84%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Six Months Ended June 30,
	2007		2006
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance (2)	Rate (1)(2)
Earning Assets
Money market investments	$1,808	4.01%	$1,528	1.75%
Investment securities (3):
Taxable	1,832,008	5.03	1,114,149	4.54
Tax-exempt	669,399	6.73	447,069	7.28
FHLB and Federal Reserve stock	132,895	4.75	55,956	4.91
Portfolio loans (4):
Commercial	2,014,734	7.67	1,675,832	7.14
Commercial real estate	3,127,056	7.71	1,421,089	7.00
Residential mortgage	1,521,057	6.66	542,966	5.71
Direct consumer	1,675,725	7.84	1,113,643	7.35
Indirect consumer	835,925	6.73	832,217	6.61

Total portfolio loans	9,174,497	7.46	5,585,747	6.93
Loans held for sale	119,275	7.83	19,090	5.58

Total earning assets	11,929,882	7.02	7,223,539	6.56
Nonearning Assets
Cash and due from banks	188,502		161,767
Bank premises and equipment	139,954		120,997
Investment security fair value adjustment	1,719		(10,956)
Other nonearning assets	1,315,251		281,681
Allowance for loan losses	(168,806)		(115,710)

Total assets	$13,406,502		$7,661,318

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$871,908	0.71%	$823,032	0.65%
Savings deposits	2,220,812	2.95	1,460,399	2.41
Time deposits	4,105,947	4.67	2,334,424	3.99
Short-term borrowings	823,462	4.91	439,197	4.19
Long-term debt	2,521,684	4.89	948,556	4.23

Total interest-bearing liabilities	10,543,813	4.05	6,005,608	3.20
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,141,435		918,952
Other liabilities	169,556		85,910
Shareholders’ equity	1,551,698		650,848

Total liabilities and shareholders’ equity	$13,406,502		$7,661,318

Interest Spread		2.97%		3.36%
Contribution of noninterest bearing sources of funds		0.47		0.54

Net Interest Margin		3.44%		3.90%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31 (2)	Sep 30	Jun 30
(in thousands)	2007	2007	2006	2006	2006
Commercial	$8,563	$8,827	$7,709	$8,440	$8,795
Commercial real estate	60,797	40,621	14,915	7,835	4,956

Total commercial (1)	69,360	49,448	22,624	16,275	13,751
Residential mortgage	36,130	30,591	28,428	10,536	8,179
Direct consumer	8,407	8,166	6,030	3,972	3,167
Indirect consumer	1,053	595	810	781	904
Loans 90 days or more past due and still accruing	1,127	1,388	767	303	887
Restructured loans	348	363	378	391	406

Total nonperforming portfolio loans	116,425	90,551	59,037	32,258	27,294
Nonperforming held for sale	5,128	4,630	22,846	—	—
Other Repossessed Assets Acquired	24,811	19,482	20,165	7,767	7,472

Total nonperforming assets	$146,364	$114,663	$102,048	$40,025	$34,766

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows from acquired bank	$—	$—	$8.7	$—	$—
Inflows	48.4	37.4	7.9	7.5	10.4
Outflows *	(28.5)	(10.6)	(10.2)	(5.0)	(13.9)

Net change	$19.9	$26.8	$6.4	$2.5	$(3.5)

*	Outflows of commercial loans include charge-offs, transfers to other real estate, partial paydowns or payoffs, sales, or transfers to accruing status.

(2)	December 31, 2006 amounts include the following nonperforming asset balances acquired in the Republic Bancorp acquisition: Commercial $249, commercial real estate $8,449, direct consumer $2,642, indirect consumer $72, residential mortgage $19,338, loans 90 days or more past due $0, restructured loans $0, nonperforming held for sale $21,646, and other repossessed assets acquired $12,613.
Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2007	2007	2006	2006	2006
Allowance for loan losses — beginning of period	$169,239	$169,104	$113,076	$114,560	$115,423

Provision for loan losses	31,857	3,500	5,936	1,190	1,139

Charge-offs:
Commercial	2,419	363	2,098	597	854
Commercial real estate	14,284	421	1,017	585	606

Total commercial	16,703	784	3,115	1,182	1,460
Residential mortgage	735	791	885	252	305
Direct consumer	3,029	2,084	1,955	983	1,216
Indirect consumer	1,868	2,217	2,818	1,840	1,575

Total charge-offs	22,335	5,876	8,773	4,257	4,556

Recoveries:
Commercial	640	1,130	304	543	1,001
Commercial real estate	539	175	33	50	485

Total commercial	1,179	1,305	337	593	1,486
Residential mortgage	56	51	29	22	48
Direct consumer	482	371	287	485	332
Indirect consumer	640	784	509	483	688

Total recoveries	2,357	2,511	1,162	1,583	2,554

Net charge-offs	19,978	3,365	7,611	2,674	2,002

Allowance of acquired bank	—	—	57,703	—	—

Allowance for loan losses — end of period	$181,118	$169,239	$169,104	$113,076	$114,560

Reserve for loan commitments — end of period (1)	$5,732	$6,069	$6,119	$2,976	$2,937

(1)	December 31, 2006 reserve for loan commitments includes $3,078 acquired in Republic Bancorp acquisition.